Exhibit C

HUDSON GLOBAL, INC.

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES

OF

10.0% SERIES A CUMULATIVE PERPETUAL PREFERRED STOCK

Pursuant to Section 151 of the

Delaware General Corporation Law

Hudson Global, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

WHEREAS, the Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State of Delaware on June 15, 2015 (as amended, the “Certificate of Incorporation”) provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized by the provisions of the Certificate of Incorporation to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series;

NOW THEREFORE, BE IT RESOLVED, that pursuant to this authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby adopts this Certificate of Designations, Rights and Preferences (the “Certificate of Designations “) for the purpose of creating a series of Preferred Stock of the Corporation classified and designated as 10.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions of the Series A Preferred Stock as follows:

1. Designation and Number. A series of preferred stock, designated the 10.0% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock shall be 8,000,000.

2. Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, will rank (i) senior to the common stock of the Corporation,

$0.001 par value per share, of the Corporation (the “Common Stock”) and to all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation; (ii) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation (the “Parity Preferred Stock”); and (iii) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation and to all existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities.

[Signature Page to Certificate of Designations, Rights and Preferences]

3. Dividends.

(a) Holders of shares of the Series A Preferred Stock are entitled to receive, when and as authorized by the Board of Directors (or a duly authorized committee thereof) and declared by the Corporation, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 10.0% per annum of the $10.00 liquidation preference per share (equivalent to a fixed annual amount of $1.00 per share). Dividends on the Series A Preferred Stock shall be cumulative from (but excluding) the date of original issue and shall be payable quarterly in arrears on or before the last day of each of March, June, September and December (each, a “Dividend Payment Date”) or, if such date is not a Business Day (as defined below), on the immediately succeeding Business Day or on such later date as designated by the Board of Directors, with the same force and effect as if paid on such date. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the Corporation’s stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the first day of each of March, June, September and December, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”). The term “Business Day” shall mean any calendar day on which the Nasdaq Global Market is open for trading.

(b) No dividends on shares of Series A Preferred Stock shall be authorized by the Board of Directors or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not restrictions exist in respect thereof, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized and declared. Accumulated but unpaid dividends on the Series A Preferred Stock will not bear interest and holders of the Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any class or series of Parity Preferred Stock, all dividends declared upon the Series A Preferred Stock and any class or series of Parity Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series A Preferred Stock and such class or series of Parity Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Preferred Stock does not have a cumulative dividend) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than a dividend in shares of Common Stock or other shares of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation be purchased or otherwise acquired for any consideration by the Corporation. Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

4. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $10.00 per share, plus an amount equal to any accumulated and unpaid dividends to but excluding the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series A Preferred Stock and the liquidation preference on the shares of any class or series of Parity Preferred Stock, all assets distributed to the holders of the Series A Preferred Stock and any class or series of Parity Preferred Stock shall be distributed pro rata so that the amount of assets distributed per share of Series A Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series A Preferred Stock and such class or series of Parity Preferred Stock bear to each other. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidation preference, plus any accumulated and unpaid dividends to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5. Voting Rights.

(a) Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or otherwise required by law.

(b) Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more consecutive quarters (a “Preferred Dividend Default”), the holders of such shares of Series A Preferred Stock, together with the holders of all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote separately as a class for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) at a special meeting called upon the written request of the holders of record of at least 20% of the Series A Preferred Stock or the holders of record of at least 20% of any class or series of Parity Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which case such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation) or at the next annual meeting of stockholders, and at each subsequent annual or special meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment.

(c) A quorum for any meeting called to elect Preferred Stock Directors shall exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. The Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the votes cast by the holders of shares of Series A Preferred Stock and shares of such Parity Preferred Stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present voting separately as a class. If and when all accumulated dividends and the dividend for the then-current dividend period on the Series A Preferred Stock shall have been paid in full or declared and set apart for payment in full, the holders thereof shall be divested of the right to elect the Preferred Stock Directors (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then-current dividend period have been paid in full or declared and set apart for payment in full on all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall be entitled to one vote per director on any matter.

(d) If a special meeting is not called by the Corporation within 30 days after request from the holders of Series A Preferred Stock as described in Section 5(b), then the holders of record of at least 20% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 5(b), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

(e) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of the Charter (including the terms of the Series A Preferred Stock), whether by merger, consolidation or otherwise (each an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series A Preferred Stock (or securities issued by a surviving entity in substitution for the Series A Preferred

Stock) remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series A Preferred Stock; and provided, further, that (i) any increase in the number of authorized shares of Series A Preferred Stock, (ii) any increase in the number of authorized shares of preferred stock of the Corporation or the creation or issuance of any other class or series of preferred stock or (iii) any increase in the number of authorized shares of any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

6. Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

7. Term. The Series A Preferred Stock will have a perpetual term and shall not be subject to any sinking fund.

8. No Preemptive Rights. No holder of the Series A Preferred Stock shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

9. Status of Repurchased Series A Preferred Stock. Shares of Series A Preferred Stock that at any time have been purchased by the Corporation shall, after such purchase, have the status of authorized but unissued shares of Preferred Stock.

10. Global Certificate. All shares of Series A Preferred Stock outstanding from time to time shall initially be represented by one or more global certificates registered in the name of the Securities Depository or its nominee and no registration of transfer of shares of Series A Preferred Stock shall be made on the books of the Corporation to any person other than the Securities Depository or its nominee. The foregoing restriction on registration of transfer shall be conspicuously noted on the face or back of the global certificate.

11. Notice. All notices or communications hereunder, unless otherwise specified herein, shall be sufficiently given if in writing and delivered in person, by facsimile, by Electronic Means or by overnight mail or delivery or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 11 shall be deemed given on the date received or, if mailed by first class mail, on the date five calendar days after which such notice is mailed.

12. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation shall use its best efforts to (a) transmit by mail to all holders of Series A Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required) and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series A Preferred Stock. The Corporation shall mail the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

13. Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations to be signed in its name and on its behalf on this _____ day of ________, 2025.

HUDSON GLOBAL, INC.

By:	/s/ Matthew Diamond
Matthew Diamond
Chief Financial Officer

[Signature Page to Certificate of Designations, Rights and Preferences]